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                                                           [EXHIBIT 99.01]
                                                           [LETTERHEAD]

NEWS RELEASE
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Contact: Donald M. Koll
         Chairman and Chief Executive Officer
         714-833-3030 X200

               KREG ANNOUNCES COURT CONFIRMATION OF PREPACKAGED PLAN

     NEWPORT BEACH, Calif. -- August 19, 1997 -- Koll Real Estate Group, Inc. (NASDAQ:KREG) announced today that its Prepackaged Plan of Reorganization, which was filed on July 14, 1997, has been confirmed by the U.S. Bankruptcy Court for the District of Delaware.

     Under the confirmed plan, the Company will exchange approximately $210 million of outstanding debentures and noncontingent claims for common stock on or about September 2, 1997. Once completed, all corporate debt will be eliminated, resulting in a pro forma net worth of approximately $140 million as of June 30, 1997, and the preservation of approximately $200 million of tax loss carryforwards.

     "We are pleased to have obtained confirmation of our recapitalization plan within only 36 days of filing with the court," said Donald M. Koll, KREG chairman and CEO. "I am very optimistic about the future of the Company with its strong balance sheet, favorable tax position, absence of corporate debt and dominant position in strong domestic and Asian real estate markets."

     Koll Real Estate Group, Inc. provides residential and commercial real estate development services on a national and international basis. The Company's largest single asset, Bolsa Chica in Orange County, California, is progressing toward groundbreaking for a new master-planned residential community in 1998. In addition, the Company currently has 30 commercial projects under development in the United States and Asia totaling approximately 12 million square feet and $1.2 billion in construction costs.


                                 **MORE**


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August 19, 1997                                                  Page 2

     Any forward-looking statements in this press release involve risks and uncertainties. The Company's actual results could differ materially from those currently anticipated in any such forward-looking statements because of many factors.


                                   **END**


     EDITOR'S NOTE: Please do not confuse the four separately owned and operated companies which carry the Koll name. Koll Real Estate Group, Inc. is a publicly-owned development and development services company with operations in the United States and Asia. Koll Real Estate Services, which has agreed to merge with CB Commercial Real Estate Services Group Inc., is one of the nation's largest real estate services companies, providing property, facilities and asset management to clients throughout the United States and Asia. Koll Construction, is one of the country's largest multi-service construction firms. Koll Resorts International is a leading developer of resort communities in Mexico and provides management services to resort developments in Mexico and the United States.